                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-71293

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information contained in this preliminary prospectus is not complete and +
+                               may be changed.                                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion. Dated April 14, 1999.
            Prospectus Supplement to Prospectus dated April 8, 1999.

                                 $1,000,000,000

[LOGO OF ATLANTIC RICHFIELD COMPANY APPEARS HERE]
Atlantic Richfield Company

                     $            % Notes due        , 2003
                     $            % Notes due        , 2009

                                 ------------

  ARCO will pay interest on the notes on       and       of each year. The
first payment of interest will be made on        , 1999. The notes will be
issued only in denominations of $1,000 and integral multiples of $1,000.

  ARCO has the option to redeem all or a portion of the notes at any time at a price based on the present value on the redemption date, using a discount rate based on a U.S. Treasury security having a remaining life to maturity comparable to the notes, of the then remaining scheduled payments of principal
and interest on the notes to be redeemed, plus   basis points for the notes due
2003 and   basis points for the notes due 2009, plus accrued interest. The redemption price will in no event be less than 100% of the principal amount of the notes to be redeemed.

                                 ------------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                   Per Note       Per Note
                                                   Due 2003 Total Due 2009 Total
                                                   -------- ----- -------- -----
Initial public offering price.....................      %   $          %   $
Underwriting discount.............................      %   $          %   $
Proceeds, before expenses, to ARCO................      %   $          %   $

  The initial public offering prices set forth above do not include accrued
interest, if any. Interest on the notes will accrue from     , 1999 and must be
paid by the purchaser if the notes are delivered after     , 1999.

                                 ------------

  The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on April   , 1999.

Goldman, Sachs & Co.                                        Salomon Smith Barney

    Chase Securities Inc.

         Credit Suisse First Boston

             J.P. Morgan & Co.

                  NationsBanc Montgomery Securities LLC

                      Warburg Dillon Read LLC

                                 ------------


                   Prospectus Supplement dated April  , 1999.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                       ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that ARCO filed with the SEC utilizing a "shelf" registration process. ARCO has on file with the SEC a prospectus dated April 8, 1999 that provides you with a general description of the offered debt securities. This prospectus supplement contains specific information about the terms of the offering of $1,000,000,000 of notes offered hereby. This prospectus supplement adds, updates and changes information contained in the prospectus. You should read the prospectus and this prospectus supplement, together with additional information described below under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

ARCO files annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document ARCO files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows public companies to "incorporate by reference" the information filed with the SEC, which permits companies to disclose important information to investors and shareholders by referring them to those documents that a company has incorporated by reference.

The information incorporated by reference is an important part of this prospectus supplement, and information that ARCO files with the SEC after the date of this prospectus supplement will automatically update and supersede this information. ARCO incorporates by reference the following documents and any future filings with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until ARCO sells all of the notes (ARCO's file number with the SEC is No. 1-1196):

 . Annual Report on Form 10-K for the year ended December 31, 1998, as amended through March 17, 1999;

 . Current Report on Form 8-K dated April 1, 1999 describing the merger transaction between ARCO and BP Amoco.

The debt securities will be governed by the following indenture, which has been filed as an exhibit to this registration statement (File No. 333-71293) and is incorporated by reference in this prospectus supplement:

 . Indenture dated as of May 15, 1985 between ARCO and The Chase Manhattan Bank as trustee.

You may read and copy any of these documents using the Internet by accessing our web site at http://www.arco.com.

You may also request a paper copy of these filings at no cost, by writing or telephoning ARCO at the following address:

 Felicia Werts
 Securities Regulation Coordinator
 Atlantic Richfield Company
 333 South Hope Street
 Los Angeles, California 90071
 (Telephone: 213-486-1450).

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the prospectus. ARCO is not making an offer of these notes and will not sell any notes in any state where the offer or sale is not permitted. You should not assume that the information in the prospectus or this prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

ARCO makes statements in this prospectus supplement and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of ARCO's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project. These risks, uncertainties and factors include:

 . Worldwide general economic, business and regulatory conditions

 . The effect of crude oil and natural gas supply and demand on prices for these commodities

 . The effect of local political and economic conditions on ARCO's oil and gas exploration, development and production projects throughout the world

 . The effect of continued low crude oil prices on ARCO's ability to economically produce its existing reserves

 . ARCO's ability to realize before tax cost savings of $350 million in 1999 and $500 million in 2000 as a result of its global cost reduction program and to realize its proposed reductions in capital expenditures

 . The ability of ARCO and BP Amoco to consummate the merger agreement dated as of March 31, 1999.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read the description found under the caption "Safe Harbor for Forward--Looking Statements" in the 1998 10-K. These forward-looking statements represent ARCO's estimates and assumptions only as of the date of this prospectus supplement.

                                   ABOUT ARCO

ARCO's corporate headquarters are located at:

  333 South Hope Street
  Los Angeles, California 90071
  (213) 486-3511

ARCO began operations in 1866 as the Atlantic Petroleum Storage Company. In 1966 Richfield Oil Corporation was merged into the Company. Sinclair Oil Corporation was merged into ARCO in 1969. ARCO acquired the Anaconda Company in 1977. ARCO became a Delaware corporation in 1985.

ARCO is a global oil and gas enterprise. Its upstream exploration and production operations are focused in Alaska, the Gulf of Mexico (through its 82% owned subsidiary, Vastar Resources, Inc.), China, Indonesia, the United Kingdom North Sea, Algeria and Venezuela. The Alaska oil production is integrated with ARCO's refining and marketing operations in the Western United States. These include a marine fleet, two refineries and branded consumer marketing outlets in five Western states.

                    PROPOSED ACQUISITION OF ARCO BY BP AMOCO

On March 31, 1999, ARCO entered into an Agreement and Plan of Merger dated as of March 31, 1999 with BP Amoco p.l.c., an English public limited company, pursuant to which a subsidiary of BP Amoco will merge with ARCO on the terms and subject to the conditions set forth in the merger agreement. Pursuant to the merger agreement, each share of ARCO common stock will be converted into the right to receive 0.82 BP Amoco American Depositary Shares (ADS) or, at the holder's election, 4.92 BP Amoco ordinary shares. This would value ARCO at $26.8 billion, representing a premium of 26%, based on BP Amoco's closing price of $100.44 per ADS on Friday, March 26, 1999. Based on the closing prices of BP Amoco and ARCO on Wednesday, March 31, 1999, the premium is 13%.

Pursuant to a Stock Option Agreement dated as of March 31, 1999, ARCO has granted BP Amoco an option to acquire approximately 19.9% of ARCO's outstanding common stock at a price of $82.82 per share (subject to adjustment), in the event that the merger is terminated in circumstances entitling BP Amoco to receive a break-up fee under the terms and provisions of the merger agreement.

The completion of the proposed merger between ARCO and BP Amoco depends upon the satisfaction of a number of conditions, including the following:

  (1) the approval of the proposed merger by ARCO's stockholders and BP Amoco's shareholders;

  (2) the accuracy, as of the time of completion of the merger, and subject to a materiality test, of each of ARCO's and BP Amoco's respective representations and warranties set forth in the merger agreement, including the absence of any material adverse change applicable to such party;

  (3) there being no law or court order that prohibits the merger;

  (4) clearance of the merger from U.S., U.K. and European Union antitrust authorities; and

  (5) receipt of all other requisite regulatory approvals.

Each of ARCO and BP Amoco have agreed to use best reasonable efforts to complete the merger, including to gain clearance from antitrust authorities and obtain other requisite regulatory approvals. For that purpose, the parties also have agreed to accept any condition, term or restriction in connection with obtaining antitrust clearance or any other regulatory consent unless such conditions, terms and restrictions in aggregate would be reasonably likely to have a material adverse effect on the total value of the U.S. operations of ARCO, BP Amoco and their subsidiaries, taken together.

If the merger occurs, ARCO will become a wholly owned subsidiary of BP Amoco. However, the notes will remain obligations of ARCO and will not necessarily be assumed by BP Amoco. The covenants contained in the Indenture will not substantially restrict BP Amoco's ability to manage the business and assets of ARCO.

BP Amoco is the holding company of one of the world's largest petroleum and petrochemicals groups. BP Amoco is a public company and files annual, quarterly and special reports, proxy statements and other information with the SEC. These filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document BP Amoco files at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

ARCO and BP Amoco will send a proxy statement relating to the merger to their stockholders later this year. The proxy statement will contain pro forma financial information that describes the combined operations of the two companies. The pro forma financial information will describe purchase accounting and other adjustments and charges related to the merger.

There can be no assurance that the merger will take place, or that it will take place on the terms described in this prospectus supplement.

You should refer to ARCO's Current Report on Form 8-K dated April 1, 1999 for more information.

                                USE OF PROCEEDS

ARCO was in a working capital deficit position of $3 billion at December 31, 1998 as a result of using short-term borrowings instead of issuing long-term debt during 1997 and 1998. The net proceeds from the sale of the notes offered hereby will be used for general corporate purposes, primarily for the replacement of short-term debt with long-term debt. The proceeds may also be used for capital expenditures, the retirement of maturing debt and other corporate purposes. The issuance of the notes offered hereby will not necessarily reduce or eliminate the working capital deficit. Depending on the revenues earned and cash received during 1999 from the sale of assets, ARCO may increase total indebtedness during the remainder of the year. The weighted average interest rate on ARCO's $2.4 billion of short-term debt outstanding at December 31, 1998 was 5.6%.

                                 CAPITALIZATION

The following table sets forth the capitalization of ARCO and its consolidated subsidiaries as of December 31, 1998, and as adjusted for the notes offered hereby.

                                                            Actual   As Adjusted
                                                            -------  -----------
                                                               (Millions of
                                                                 dollars)
Obligations due within one year:
 Notes payable............................................. $ 2,403    $ 2,403
 Long-term debt due within one year........................     399        399
                                                            -------    -------
                                                              2,802      2,802
Long-term debt:
 Notes and other...........................................   4,332      4,332
 Notes due 2003 offered hereby.............................         +
                                                                    +    1,000
 Notes due 2009 offered hereby.............................         +
                                                            -------    -------
    Total notes payable and debt...........................   7,134      8,134
                                                            -------    -------
Stockholders' equity:
 Preference stocks.........................................       1          1
 Common stock..............................................     815        815
 Capital in excess of par value of stock...................     863        863
 Retained earnings.........................................   6,589      6,589
 Treasury stock, at cost...................................    (344)      (344)
 Equity adjustments........................................    (344)      (344)
                                                            -------    -------
    Total stockholders' equity.............................   7,580      7,580
                                                            -------    -------
    Total capitalization................................... $14,714    $15,714
                                                            =======    =======

At December 31, 1998, ARCO and its consolidated subsidiaries had outstanding notes payable and long-term debt due within one year aggregating approximately $2.8 billion and cash, cash equivalents and short-term investments aggregating approximately $.9 billion.

Notes and other long-term debt are stated at their principal amount.

                            SELECTED FINANCIAL DATA

The following table sets forth selected financial information for ARCO:

                                             Years Ended December 31,
                                      ----------------------------------------
(Restated except for net income and   1998(1)  1997(2)  1996   1995(3) 1994(4)
cash dividends)                       -------  ------- ------- ------- -------
                                        (Millions except per share amounts)
Sales and other operating revenues... $10,303  $14,340 $14,094 $10,995 $11,132
Income (loss) from continuing
 operations..........................    (655)   1,331   1,261     685     514
Earnings (loss) per share from
 continuing operations (basic)(5)....   (2.05)    4.14    3.92    4.27    2.85
Earnings (loss) per share from
 continuing operations
 (diluted)(5)(6).....................   (2.05)    4.07    3.86    4.22    2.81
Net income...........................     452    1,771   1,663   1,376     919
Cash dividends per common share(5)...    2.85    2.825    2.75    2.80    2.75
Total assets.........................  25,199   22,425  22,703  20,934  21,415
Long-term debt and capital lease
 obligations.........................   4,332    3,619   4,745   5,813   6,293

---------
(1) Includes $925 million after tax impairment of oil and gas properties and $172 million of after-tax charges primarily for the costs of eliminating over 1,200 positions in exploration and production support operations and corporate headquarters.
(2) Includes $118 million after tax extraordinary loss on extinguishment of debt and a $40 million after-tax charge for personnel reductions in refining and marketing and corporate headquarters.
(3) Dividends include a $0.05 per share redemption payment for Common Stock purchase rights.
(4) Includes after-tax gain of $273 million from issuance of stock by Vastar Resources, Inc. and a $210 million after-tax charge for the costs associated with the elimination of approximately 2,400 positions company wide.
(5) Restated for the effect of 100% stock dividend issued June 13, 1997.
(6) No dilution assumed for 1998 due to antidilutive effect on loss from continuing operations.

ARCO cautions against projecting any future results based on present or past earnings levels because of economic uncertainties, the impact of potential government actions, and other factors summarized under the caption "Forward-Looking Statements."

                              DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as the "debt securities") supplements, and to the extent inconsistent, replaces, the description of the provisions common to all series of debt securities contained in the accompanying prospectus.

NOTES DUE 2003

 Aggregate Principal Amount..... $
 Minimum Denomination........... $1,000
 Interest Rate..................    %
 Maturity Date..................    , 2003
 Interest Payment Dates.........     and     , commencing     , 1999
 Interest Accrual Date.......... April   , 1999
 Redemption..................... ARCO may redeem the notes on a make-whole basis; you can find details under the caption
                                 "Optional Redemption" below
 Trustee........................ The Chase Manhattan Bank
 Indenture...................... Dated as of May 15, 1985
 Depositary..................... The Depositary Trust Company of New York

NOTES DUE 2009

 Aggregate Principal Amount..... $
 Minimum Denomination........... $1,000
 Interest Rate..................    %
 Maturity Date..................    , 2009
 Interest Payment Dates.........     and     , commencing     , 1999
 Interest Accrual Date.......... April   , 1999
 Redemption..................... ARCO may redeem the notes on a make-whole basis; you can find details under the caption
                                 "Optional Redemption" below
 Trustee........................ The Chase Manhattan Bank
 Indenture...................... Dated as of May 15, 1985
 Depositary..................... The Depositary Trust Company of New York

                              OPTIONAL REDEMPTION

The notes will be redeemable, in whole or in part at ARCO's option at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such notes or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted
Treasury Rate, plus   basis points for the notes due 2003 and   basis points
for the notes due 2009, plus, in each case, accrued interest thereon to the date of redemption.

"Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

"Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for such redemption date.

"Quotation Agent" means the Reference Treasury Dealer appointed by the Trustee after consultation with ARCO.

"Reference Treasury Dealer" means (i) Goldman, Sachs & Co. or its successor; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and/or
(ii) any other Primary Treasury Dealer selected by the Trustee after consultation with ARCO.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

Unless ARCO defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

                                 UNDERWRITING

ARCO and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes due 2003 and the notes due 2009. Subject to certain conditions, each underwriter has severally agreed to purchase the number of notes due 2003 and the number of notes due 2009 indicated in the following table.

                                                                     Principal
                                                                     Amount of
                                                                       Notes
Underwriters                                                          due 2003
------------                                                        -----------
Goldman, Sachs & Co................................................ $
Salomon Smith Barney Inc. .........................................
Chase Securities Inc. .............................................
Credit Suisse First Boston Corporation.............................
J.P. Morgan Securities Inc. .......................................
NationsBanc Montgomery Securities LLC..............................
Warburg Dillon Read LLC............................................
                                                                    -----------
  Total............................................................
                                                                    ===========

                                                                     Principal
                                                                     Amount of
                                                                       Notes
Underwriters                                                         due 2009
------------                                                        -----------
Goldman, Sachs & Co................................................ $
Salomon Smith Barney Inc. .........................................
Chase Securities Inc. .............................................
Credit Suisse First Boston Corporation.............................
J.P. Morgan Securities Inc. .......................................
NationsBanc Montgomery Securities LLC..............................
Warburg Dillon Read LLC............................................
                                                                    -----------
  Total............................................................
                                                                    ===========

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold
at a discount from the initial public offering price of up to   % of the
principal amount of the notes due 2003 and   % of the principal amount of the
notes due 2009. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the
initial public offering price of up to   % of the principal amount of the notes
due 2003 and up to   % of the principal amount of the notes due 2009. If all the notes are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms.

The notes are new issues of securities with no established trading market. ARCO has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offerings, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

ARCO estimates that its share of the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $    .

ARCO has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

P. D. Sutherland, Chairman of Goldman Sachs International, is Non-executive Co-chairman of BP Amoco. Sir John Browne, an Executive Director and Group Chief Executive of BP Amoco, is expected to become a director of Goldman Sachs Group, Inc. following its initial public offering. H. Laurence Fuller, Co-chairman of BP Amoco, is a director of The Chase Manhattan Corporation and The Chase Manhattan Bank, which are affiliates of Chase Securities Inc.

Certain of the underwriters or their affiliates engage in various general financing and banking transactions with ARCO and its affiliates.

                                 LEGAL OPINION

The legality of the notes offered hereby will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York. Cravath represents ARCO from time to time and currently represents ARCO in connection with ARCO's merger with a wholly owned subsidiary of BP Amoco.

PROSPECTUS

[LOGO OF ATLANTIC RICHFIELD COMPANY]

Atlantic Richfield Company

Debt Securities


  ARCO may periodically issue debt           . represented by certificates or
securities on terms determined by              in book-entry form; and
market conditions at the time of
sale. The debt securities will be            . subject to redemption, exchange
general unsecured obligations of               or conversion rights by the
ARCO. ARCO may issue debt securities           holder or ARCO.
in one or more series:

  . in various amounts up to                 The debt securities may be sold:
    $1,500,000,000;
                                             . directly by ARCO;
  . with various maturity dates and
    interest payment dates;                  . through agents selected by
                                               ARCO, or
  . at fixed, market or negotiated
    prices;                                  . through underwriters acting
                                               alone or as part of an
  . at par value, at a premium to              underwriting syndicate.
    par or with an original issue
    discount;

  . for U.S. dollars or foreign
    currencies;

 This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement.

 The prospectus supplement will include the specific terms of the offering, the names of the agents and underwriters, if any, the amount they are to be paid and the amount of net proceeds to ARCO.

  Prospective buyers should read the section captioned "Forward-Looking Statements on page 3.

  These securities have not been approved by the SEC or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


The date of this Prospectus is April 8, 1999.

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that ARCO has filed with the SEC utilizing a "shelf" registration process. Under this shelf process, ARCO may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the debt securities ARCO may offer. Each time ARCO sells securities, ARCO will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

ARCO files annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document ARCO files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows public companies to "incorporate by reference" the information filed with the SEC, which permits companies to disclose important information to investors and shareholders by referring them to those documents that a company has incorporated by reference.

The information incorporated by reference is an important part of this prospectus, and information that ARCO files with the SEC after the date of this prospectus will automatically update and supersede this information. ARCO incorporates by reference the following documents and any future filings with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until ARCO sells all $1,500,000,000 of the debt securities (ARCO's file number with the SEC is No. 1-1196):

 . Annual Report on Form 10-K for the year ended December 31, 1998, as amended through March 17, 1999.

 . Current Report on Form 8-K dated April 1, 1999, describing the merger transaction between ARCO and BP Amoco.

The debt securities will be governed by one of two almost identical indentures.

The specific indenture will be identified in the prospectus supplement. Both indentures are filed as exhibits to this registration statement (File No. 333-71293) and incorporated by reference in this prospectus:

 . Indenture dated as of May 15, 1985 between ARCO and The Chase Manhattan
  Bank, as trustee.

 . Indenture dated as of January 1, 1992 between ARCO and The Bank of New York, as trustee.

You may read and copy these documents using the internet by accessing our web site at http://www.arco.com.

You may also request a paper copy of these filings at no cost, by writing or telephoning ARCO at the following address:

 Felicia Werts
 Securities Regulation Coordinator
 Atlantic Richfield Company
 333 South Hope Street
 Los Angeles, California 90071
 (Telephone: 213-486-1450).

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. ARCO is not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                          FORWARD-LOOKING STATEMENTS

ARCO makes statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of ARCO's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we may project. These risks, uncertainties and factors include:

  . Worldwide general economic, business and regulatory conditions

  . The effect of crude oil and natural gas supply and demand on prices for these commodities

  . The effect of local political and economic conditions on ARCO's oil and gas exploration, development and production projects throughout the world

  . The effect of continued low crude oil prices on ARCO's ability to economically produce its existing reserves

  . ARCO's ability to realize before tax cost savings of $350 million in 1999 and $500 million in 2000 as a result of its global cost reduction program and to realize its proposed reductions in capital expenditures

  . The ability of ARCO and BP Amoco to consummate the merger agreement dated as of March 31, 1999.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read the description found under the caption "Safe Harbor for Forward-Looking Statements" in the 1998 10-K. These forward-looking statements represent ARCO's estimates and assumptions only as of the date of this prospectus.

                                  ABOUT ARCO

ARCO's corporate headquarters are located at:

  333 South Hope Street
  Los Angeles, California 90071
  (213) 486-3511

ARCO began operations in 1866 as the Atlantic Petroleum Storage Company. In 1966 Richfield Oil Corporation was merged into the Company. Sinclair Oil Corporation was merged into ARCO in 1969. ARCO acquired the Anaconda Company in 1977. ARCO became a Delaware corporation in 1985.

ARCO is a global oil and gas enterprise. Its upstream exploration and production operations are focused in Alaska, the Gulf of Mexico (through its 82% owned subsidiary, Vastar Resources, Inc.), China, Indonesia, the United Kingdom North Sea, North Africa and Northern South America. The Alaska oil production is integrated with ARCO's refining and marketing operations in the Western United States. These include a marine fleet, two refineries and branded consumer marketing outlets located primarily in six Western states.

On April 1, 1999, ARCO and BP Amoco announced that each of their Boards of Directors had signed a definitive merger agreement dated as of March 31, 1999. If the merger is consummated, ARCO will effectively become a wholly-owned subsidiary of BP Amoco. The completion of the merger is subject to shareholder approval of both companies and various regulatory and governmental approvals.

                                USE OF PROCEEDS

ARCO was in a working capital deficit position of $3 billion at December 31, 1998 as a result of using short-term borrowings instead of issuing long-term debt during 1997 and 1998. The net proceeds from the sale of the debt securities will be used for general corporate purposes, primarily for the replacement of short-term debt with long-term debt. The proceeds may also be used for capital expenditures, the scheduled retirement of long-term debt, and other corporate purposes. The issuance of long-term debt under this prospectus will not necessarily reduce or eliminate the working capital deficit. Depending on the revenues earned and cash received during 1999 from the sale of assets, ARCO may increase total indebtedness during the remainder of the year. For current information on ARCO's commercial paper balances and average interest rate, see our most recent Form 10-K. See "Where You Can Find More Information."

                      RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the five years ended December 31, 1998:

                            Year ended December 31,
-------------------------------------------------------------------------------

1998       1997 1996 1995 1994
----       ---- ---- ---- ----
(1.35)(a)  4.29 4.27 2.42 1.94

The ratios of earnings to fixed charges were computed by dividing earnings (deficit) by fixed charges. For this purpose, earnings include income from continuing operations before income taxes, minority interest and fixed charges. Fixed charges include interest, amortization of debt expense and the estimated interest component of rentals.
---------

(a) In 1998, the negative ratio indicates a less than one-to-one earnings coverage of fixed charges. Fixed charges of $599 million combined with an earnings deficit of $809 million per the ratio of earnings to fixed charges calculation resulted in a $1.4 billion deficiency in a one-to-one earnings coverage of fixed charges in 1998. The deficiency includes a before tax net charge of approximately $1.35 billion for asset writedowns, restructuring costs and a tax refund in the fourth quarter of 1998.

                        DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under one of two almost identical indentures:

 . Indenture dated as of May 15, 1985 between ARCO and The Chase Manhattan
  Bank, as trustee; or

 . Indenture dated as of January 1, 1992 between ARCO and The Bank of New York, as trustee.


The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series.

ARCO has summarized selected provisions of the indentures below. The summary is not complete. The indentures have been filed as exhibits to this registration statement and you should read the indentures for provisions that may be important to you.

Because we have included only a summary of the indenture terms, you must read the indenture in full to understand every detail of the terms of the debt securities. If you would like to read the entire indenture, see "Where You Can Find More Information."

General

The indenture does not limit the aggregate principal amount of debt securities that ARCO can issue. The indenture provides for the issuance of debt securities in one or more series, in an aggregate principal amount authorized by the board of directors prior to issuance. All securities issued under the indenture will be general unsecured obligations of ARCO and will rank equally with all of ARCO's other unsecured and unsubordinated outstanding indebtedness. The indenture does not limit the amount of other unsecured indebtedness or securities that ARCO may issue.

Unless otherwise indicated in a prospectus supplement, the debt securities will not benefit from any covenant or other provision that would afford holders special protection in the event of a highly leveraged transaction involving ARCO, except for any protection provided by the provisions described below under "Limitation on Liens" and "Limitations on Sale and Leaseback Transactions." No service charge will be made for any registration of transfer or exchange of the debt securities, but ARCO may require the holder to pay any applicable tax or other governmental charge.

Prospectus Supplement

Each prospectus supplement will identify the indenture and the trustee for that particular series of debt securities. The terms "trustee" and "indenture" are used in this prospectus to refer to the particular trustee and indenture identified in the prospectus supplement for each series of debt securities.

Each prospectus supplement will include some or all of the following specific terms:

 . the designation of such debt securities;

 . any limit upon the aggregate principal amount and currency or currency unit of such debt securities;

 . the denominations in which such debt securities are authorized to be issued if other than $1,000;

 . the percentage of their principal amount at which such debt securities will be issued;

 . the date on which such debt securities will mature;

 . if the debt securities are to bear interest, the rate per annum at which such debt securities will bear interest (or the method by which such rate will be determined);

 . the times at which such interest, if any, will be payable or the manner of determining the same;

 . the date, if any, after which such debt securities may be redeemed or purchased and the redemption or purchase price;

 . the sinking fund requirements, if any;

 . special United States federal income tax considerations, if any;

 . information with respect to registration, transfer and exchange and payment of certificates issued in certificate form, if applicable;

 . the manner in which the amount of any payments of principal and interest on the debt securities determined by reference to an index are determined; and

 . any other terms of the debt securities not inconsistent with the indenture.

The prospectus supplement may contain information with respect to additional covenants that may be included in the terms of a series of debt securities.

Limitation on liens

The indenture provides that, so long as any debt securities issued under the indenture are outstanding, ARCO will not permit any of its outstanding indebtedness to be secured by a lien on its Restricted Property unless the debt securities are also secured. Nor will ARCO permit any of its Restricted Subsidiaries to do the same. This restriction will not apply to:

(1) Liens affecting property of a business existing at the time it is acquired or at the time it is merged into or consolidated with ARCO or a subsidiary;

(2) Liens on property existing at the time of acquisition of that property or incurred to secure payment of the purchase price or to secure indebtedness incurred prior to, at the time of, or within

    24 months after the acquisition of that property for the purpose of financing all or part of the purchase price;

(3) Liens on property to secure all or part of the cost of exploration, drilling or development of the property or all or part of the cost of improving any property or liens to secure indebtedness to provide funds for any such activities;

(4) Liens that secure only indebtedness owing by a subsidiary of ARCO to ARCO or to another subsidiary of ARCO;

(5) Liens to secure indebtedness incurred in connection with pollution control or abatement facilities or other forms of industrial revenue bond financing and liens to government entities; and

(6) any extension, renewal or replacement of any lien referred to in clauses
    (1) through (5) above.

ARCO and any one or more of its Restricted Subsidiaries may, without securing the debt securities, issue, assume or guarantee indebtedness secured by a lien which would otherwise be subject to the lien restrictions. The aggregate principal amount of this indebtedness, together with all other indebtedness of ARCO and its Restricted Subsidiaries, may not exceed 10% of consolidated net tangible assets of ARCO and its consolidated subsidiaries. Under the indenture, the following types of transactions will not be deemed to create indebtedness secured by liens:

(1) the sale or other transfer of oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize a specified amount of money or such minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as a production payment; and

(2) Liens required by any contract or statute in order to permit ARCO or a subsidiary of ARCO to perform any contract or subcontract made by it with or at the request of the United States, any state or any department, agency or instrumentality of either.

The term "indebtedness" of a person means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by that person for the repayment of money borrowed and all payment obligations of that person as lessee under capital leases. Under the indenture, all indebtedness upon which a person customarily pays interest, if secured by a lien upon property owned by ARCO or any subsidiary of ARCO, will be deemed to be indebtedness of such person, although such person has not assumed or become liable for the payment of such indebtedness. All indebtedness of others guaranteed as to payment of principal by any person or in effect guaranteed by that person through a contingent agreement to purchase such indebtedness will also be deemed to be indebtedness of that person. Indebtedness of a person will not include amounts payable out of all or a portion of the oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by that person.

The indenture defines the term "consolidated net tangible assets" as the total amount of assets of ARCO and its subsidiaries on a consolidated basis after deducting:

(1) all current liabilities (excluding any which are, by their terms, extendible or renewable at the option of ARCO or its subsidiaries to a time more than 12 months after the determination date); and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

The indenture defines the term "subsidiary" of ARCO as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by ARCO, by one or more other subsidiaries, or by ARCO together with one or more other subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether or not any other class of stock has such voting power by reason of any contingency.

The term "Restricted Property" means any of ARCO's or its subsidiary's oil or gas producing properties or refining or manufacturing plants located in the continental United States, unless the board of directors determines that a particular facility is not a principal plant and any shares of capital stock or indebtedness of a Restricted Subsidiary.

The term "Restricted Subsidiary" means any subsidiary which owns Restricted Property unless substantially all such subsidiary's physical properties are located outside the continental United States.

The indenture also provides that if, following

  . a consolidation or merger of ARCO with or into another corporation, or

  . a sale or conveyance of all or substantially all of the property of ARCO or of a Restricted Subsidiary to any other corporation any of the property of ARCO or of a Restricted Subsidiary would become subject to any lien, then ARCO will first secure the debt securities with a lien equally and ratably with any other obligations of ARCO or the Restricted Subsidiary entitled to be secured.

Limitation on Sale and Leaseback

ARCO agrees that neither it nor any Restricted Subsidiary will enter into any sale and leaseback transaction with respect to any Restricted Property with any person (other than ARCO or a subsidiary) unless either of the two following conditions is met:

  . ARCO or such Restricted Subsidiary would be entitled to incur debt in a principal amount at least equal to the value of the sale and leaseback transaction secured by a lien on the property to be leased without securing the debt securities; or

  . ARCO pays off funded debt in an amount equal to the value of the sale and leaseback transaction within four months of the transaction.

Events of Default

Unless a particular series of debt securities provides otherwise, the following are events of default that apply to the series of debt securities described in the prospectus supplement:


(1) failure to pay principal of (or premium, if any, on) any debt security of that series when due;

(2) failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3) failure to deposit any sinking fund payment, when due, in respect of the debt securities of that series, continued for 30 days;

(4) failure to perform other covenants of ARCO in the indenture, continued for 90 days after written notice;

(5) certain events of bankruptcy, insolvency or reorganization; and

(6) any other event of default that may be specified with respect to the debt securities of that series.

If an event of default occurs with respect to any outstanding series of debt securities as described in clause (1), (2), (3) or (6) above, the principal amount of all outstanding debt securities of that particular series may be declared due and payable immediately by either:

(A) the trustee; or

(B) the holders of at least 25% in principal amount of that series.

If an event of default occurs as described in clauses (4) or (5) above, the principal amount of all outstanding debt securities may be declared due and payable immediately by either:

(A) the trustee; or

(B) the holders of at least 25% in principal amount of all outstanding debt securities under the indenture.

At any time after a declaration of acceleration with respect to a series of debt securities has been made, the holders of a majority in principal amount of the outstanding debt securities of the series may, except in the case of an event of default described in clauses (1) and (2) above, waive such acceleration. This waiver must be made before a judgment or decree for payment of the debt securities has been obtained.

There are no cross-default provisions applicable to any indebtedness outstanding under the indentures. Depending on the terms of certain other indebtedness of ARCO, such as bank indebtedness, that may be outstanding from time to time, an event of default under the indenture may give rise to cross-defaults on other indebtedness of ARCO.

The indenture requires ARCO to file annually with the trustee an officers' certificate as to the absence of certain defaults under the terms of the indenture. The trustee must notify holders of any default in payment of principal or interest.

The trustee is under no obligation to exercise any of its rights under the indenture at the direction of the holders of the debt securities unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for indemnification, the holders of a majority in principal amount of the outstanding debt securities of the particular series affected have the right to direct the proceeding for any remedy available to the trustee.

Modification

Modifications and amendments of the indenture may be made by ARCO and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities under the indenture affected by such change. However, without the consent of each holder affected by such change, no modification or amendment may:

(1) extend the fixed maturity date of the principal of, or any installment of interest on, any debt security;

(2) reduce the principal amount of, or the premium, if any, or interest on, any debt security;

(3) change the currency, currencies or currency unit or units in which the principal of, or premium, if any, or interest on, any debt security is to be paid; or

(4) reduce the percentage in principal amount of outstanding debt securities required to consent to a modification or amendment of the indenture or to a waiver of compliance with certain provisions of the indenture or to a waiver of certain defaults.

Consolidation, Merger and Sale of Assets

ARCO, without the consent of any holders of outstanding debt securities, may consolidate with or merge into, or sell or convey its assets substantially as an entirety to, any other corporation, provided that:

(1) the person formed by such consolidation or into which ARCO is merged or which acquires such assets of ARCO expressly assumes by supplemental indenture ARCO's obligations on the debt securities and under the indenture; and

(2) other conditions described in the indenture are met.

Upon compliance with these provisions, ARCO will be relieved of its obligations under the indenture and the debt securities.

Book-Entry Debt Securities -- Registration, Transfer, Exchange and Payment

ARCO intends to issue each series of debt securities in "book-entry" form, represented by one or more global certificates registered in the name of The Depositary Trust Company, New York, New York (DTC), or its nominee. However, ARCO reserves the right to issue debt securities in certificate form registered in the names of the holders of the debt securities.

Ownership of beneficial interests in the global certificates representing the particular series of debt securities will be limited to persons who have accounts with DTC (participants), or persons that may hold interests through participants. DTC will keep on its computerized book-entry and transfer system a record of the principal amounts of debt securities held in the accounts of the participants. Participants, in turn, will keep records of the interests of their clients who have purchased debt securities through them. Beneficial interests in the global certificates may be shown only on, and may be transferred only through, records maintained by DTC and its participants. The laws of some states require that certain purchasers of securities take delivery of such securities only in certificate form. Such laws may limit the ability of holders of beneficial interests in the global certificates to transfer those interests to certain persons who might otherwise wish to purchase those interests.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant's accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

Payments of interest and principal will be made to DTC, who in turn will credit payment to the accounts of its participants. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global certificates as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with certificates on a record date, by using an omnibus proxy. Payments by participants to holders of beneficial interests in the global certificates, and voting by participants, will be governed by the customary practices between the participants and holders of beneficial interests, as is the case with securities held for the account of customers registered in "street name."

ARCO and the trustee and the paying agent will treat DTC as the sole owner of the global certificates for all purposes. Accordingly, ARCO, the trustee, and any paying agent will have no responsibility or liability:

 . for the records relating to beneficial ownership interests in the global certificates; or

 . for the payments of principal and interest due for the accounts of beneficial holders of interests in the global certificates.

Unless ARCO decides to issue the debt securities in certificate form, the global certificates representing a series of debt securities may not be transferred. However, a global certificate may be transferred by DTC to its nominees or successors.

A series of debt securities represented by global certificates will be exchangeable for debt securities in certificate form with the same terms in authorized denominations only if:

 . DTC notifies ARCO that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by ARCO within 90 days; or

 . ARCO decides not to require all of the debt securities of a series to be represented by global certificates and notifies the trustee of that decision.

ARCO has obtained the foregoing information concerning DTC and DTC's book-entry system from DTC and other sources it believes reliable, but takes no responsibility for the accuracy of this information.

Concerning the Trustee

The indenture contains certain limitations on the right of the trustee, as a creditor of ARCO, to obtain payment of claims and to realize on certain property received with respect to such claims, as security or otherwise. The trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest, it must eliminate that conflict or resign. Each of The Chase Manhattan Bank, trustee under the 1985 Indenture, and The Bank of New York, trustee under the 1992 Indenture, also acts as trustee under other outstanding series of debt securities of ARCO and extends credit to ARCO and its subsidiaries in the ordinary course of business.

                              PLAN OF DISTRIBUTION

ARCO may sell the debt securities:

(1) through underwriters or dealers,

(2) directly to a limited number of institutional purchasers or to a single purchaser, or

(3) through agents.

The prospectus supplement with respect to a series of debt securities will set forth the terms of the offered debt securities, including the name or names of any underwriters, the purchase price, the proceeds to ARCO, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the debt securities may be listed.

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the debt securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Debt securities may be sold directly by ARCO or through agents designated by ARCO from time to time. Any agent involved in the offer or sale of debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by ARCO to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, ARCO will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase debt securities from ARCO at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters and agents may be entitled under agreements entered into with ARCO to indemnification by ARCO against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for ARCO in the ordinary course of business.

                                    EXPERTS

PricewaterhouseCoopers LLP, formerly known as Coopers & Lybrand L.L.P., independent accountants, audited ARCO's consolidated financial statements which are incorporated by reference in this prospectus in reliance on the authority of PricewaterhouseCoopers LLP, as experts in accounting and auditing.

                                 LEGAL OPINION

The legality of debt securities offered hereby will be passed upon for ARCO by Diane A. Ward, Esq., Counsel -- Securities and Finance of Atlantic Richfield Company, 333 South Hope Street, Los Angeles, California 90071. As of December 31, 1998, Ms. Ward owned directly or indirectly approximately 1,834 shares of Common Stock of ARCO and owned directly options to purchase 900 shares of such stock.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-3
Where You Can Find More Information........................................  S-3
Forward-Looking Statements.................................................  S-4
About ARCO.................................................................  S-4
Proposed Acquisition of ARCO by BP Amoco...................................  S-4
Use of Proceeds............................................................  S-6
Capitalization.............................................................  S-6
Selected Financial Data....................................................  S-7
Description of Notes.......................................................  S-8
Optional Redemption........................................................  S-9
Underwriting............................................................... S-10
Legal Opinion.............................................................. S-11
                                   Prospectus
About This Prospectus......................................................    2
Where You Can Find More Information........................................    2
Forward-Looking Statements.................................................    3
About ARCO.................................................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    4
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   10
Experts....................................................................   11
Legal Opinion..............................................................   11

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                                $1,000,000,000


                          Atlantic Richfield Company

                          $      % Notes due   , 2003
                          $      % Notes due   , 2009

                                ---------------
                             PROSPECTUS SUPPLEMENT
                                ---------------

                             Goldman, Sachs & Co.

                             Salomon Smith Barney

                             Chase Securities Inc.

                          Credit Suisse First Boston

                               J.P. Morgan & Co.

                     NationsBanc Montgomery Securities LLC

                            Warburg Dillon Read LLC

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